Exhibit 10.05

MONRO MUFFLER BRAKE, INC.

PROFIT SHARING PLAN

Monro Muffler Brake, Inc. a New York corporation with its office and principal place of business in Rochester, New York (“Employer”), hereby continues, amends and restates the Monro Muffler Brake, Inc. Profit Sharing Plan (“Plan”), effective April 1, 2013, except that provisions stating different effective dates shall be effective on such dates.

The Plan was originally adopted as of May 1, 1960 and has since been restated a number of times since that date. The Plan was most recently restated effective as of April 1, 2007. This restatement updates the Plan to incorporate subsequent amendments, and to comply with other required legislative and regulatory changes.

This Plan is intended to be qualified as a cash or deferred profit sharing plan under sections 401(a) and 401(k) of the Internal Revenue Code.

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ARTICLE I

Definitions

1.1	“Affiliated Company” means (1) a member of a controlled group of corporations of which the Employer is a member; (2) an unincorporated business which is part of a group of trades or businesses (whether or not incorporated) under common control with the Employer as determined pursuant to Code section 414(c); (3) a member of an affiliated service group of which the Employer is a member as determined pursuant to Code section 414(m); or (4) any other entity required to be aggregated with the Employer under Code section 414. For purposes of this Section, a controlled group of corporations means a group defined under Code section 1563(a) determined without regard to Code sections 1563(a)(4) and 1563(e)(3)(C).

1.2	“Beneficiary” means the Participant’s surviving spouse or, in the event there is no surviving spouse or the surviving spouse elects in writing not to receive any death benefits under the Plan, the person or persons (including a trust) designated by a Participant to receive any death benefit which shall be payable under this Plan.

1.3	“Board” means the Board of Directors of Monro Muffler Brake, Inc.

1.4	“Break in Service” means that an Employee fails to complete 500 or more Hours of Service during a Vesting Computation Period.

1.5	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6	“Compensation” means the gross remuneration (including any amount of salary reduced under Code sections 125, 132(f), or 401(k)) paid to a Participant by the Employer for personal services actually rendered during a Plan Year while a Participant in the Plan, but not including reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation, welfare benefits, stock-based compensation, or any amount in excess of the amount permitted under Code section 401(a)(17). In addition, for purposes of making Pre-Tax Savings Contributions under Section 3.1, “Compensation” shall not include regular annual bonuses made to Highly Compensated Employees. For purposes of this Section 1.7, “Compensation” shall include differential wage payments, within the meaning of Code section 3401(h)(2), paid to any individual by the Employer.

Compensation also includes payments made within 2 1⁄2 months after severance from employment or, if later, the end of the Limitation Year during which the severance occurred, if they are payments that, absent a severance from employment, would have been paid to the Employee while the Employee continued in employment with the Employer, such as overtime, commissions, bonuses, and other similar compensation. Any payments not described above are not considered compensation if paid after severance from employment, even if they are paid within 2 1⁄2 months following severance from employment or within the appropriate Limitation Year; except for, (i) payments to an individual who does not currently perform services for the Employer by reason of a qualified military service (within the meaning of Code section 414(u)(1)) to the extent these payments do not exceed amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service, or (ii) compensation paid to a Participant who is permanently and totally disabled, as defined by Code section 22(e)(3), provided salary continuation applies to all Participants who are permanently and totally disabled for a fixed or determinable period, or the Participant was not a Highly Compensated Employee immediately before becoming disabled.

1.7	“Designated Beneficiary” means, for purposes of Section 5.4, the individual who is designated as the Beneficiary under Section 5.8 of the Plan and is the designated Beneficiary under Code section 401(a)(9) and section 1.401(a)(9)-1, Q&A-4 of the Treasury regulations.

1.8	“Disability” means a Participant’s physical or mental condition of a permanent nature which prevents the Participant from engaging in any substantial gainful employment within the Employer. Such disability shall be determined by the Plan Administrator in accordance with procedures uniformly applicable to all Participants. The Plan Administrator may rely upon a competent physician chosen by the Participant and approved by the Plan Administrator.

1.9	“Distribution Calendar Year” means, for purposes of Section 5.4, a calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 5.4(b). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that Distribution Calendar Year.

1.10	“Early Retirement Age” means the later of the date a Participant attains age 55 or completes five Years of Service; provided that for amounts credited to a Participant’s accounts on April 1, 2003, “Early Retirement Age” means the date the Participant attains age 55 with no service requirement.

1.11	“Effective Date” means May 1, 1960. The effective date of this restatement is April 1, 2013 generally except that each section that specifies a different effective date shall be effective on the date specified.

1.12	“Eligibility Computation Period” means the twelve-consecutive-month period beginning with an Employee’s Employment Date and every twelve-month-period beginning each anniversary date thereafter.

1.13	“Employee” means any person who is receiving remuneration for services rendered to the Employer, including any Leased Employee, or who would be receiving such remuneration except for a Leave of Absence.

1.14	“Employer” means Monro Muffler Brake, Inc. or its successor.

1.15	“Employer Matching Contribution Account” means that part of the account maintained for a Participant to record his share of the Employer’s matching contributions under Section 3.2.

1.16	“Employer Stock” means the common stock of Monro Muffler Brake, Inc.

1.17	“Employment Date” means the date on which an Employee first performs an Hour of Service for the Employer.

1.18	“Highly Compensated Employee” means an employee who is highly compensated as defined in Code section 414(q). Subject to the special limitations and definitions contained in Code section 414(q), a Highly Compensated Employee is (1) any employee who received compensation from the Employer in the preceding year in excess of $115,000 (adjusted for cost-of-living increases after 2013), or (2) who is a five-percent owner of the Employer at any time during the year or the preceding year. A five-percent owner of the Employer is any person who owns (or is considered as owning within the meaning of Code section 318) more than five percent of the outstanding stock of the Employer or stock possessing more than five percent of the total combined voting power of all stock of the Employer.

1.19	“Hour of Service” means each hour for which an Employee is paid, or entitled to payment, during an applicable computation period in accordance with the following:

(a)	Performance of Services. An Hour of Service shall be credited for each hour that the Employee is paid or entitled to payment for the performance of services for the Employer or an Affiliated Company.

(b)

Leaves of Absence, etc. An Hour of Service shall be credited for each hour during which no duties are performed but for which an Employee is paid or entitled to payment by the Employer or an Affiliated Company (whether or not the employment relationship has terminated) for any other purpose, including, without limitation, payment due to vacation, holiday, illness, disability, layoff, jury duty or Leave of Absence. Credit is also to be given for up to 501 Hours for which an Employee is on maternity or paternity leave of absence (i.e., pregnancy of the Employee, birth or adoption of the Employee’s child, or caring for the Employee’s child immediately following birth or adoption) in either the Plan Year in which such Leave commences or the following Plan Year, whichever is needed to forestall a Break in Service. No more than 501 Hours of Service shall be credited under this provision, however, to an Employee on account of any single continuous period during which no services are performed for the Employer or an Affiliated Company. In addition, no Hours of Service shall be credited with respect to payments made under a plan maintained by the Employer or an

Affiliated Company solely for complying with applicable workers’ compensation, or disability insurance laws or to payments which reimburse an Employee for medical or medically-related expenses.

(c)	Back pay. To the extent not credited for either of the preceding purposes, an Employee shall be credited with an Hour of Service for each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or an Affiliated Company. If back pay is made with respect to one of the purposes set forth in provision (b) above, the number of creditable Hours of Service shall be subject to the limitations set forth in that provision.

(d)	Computation and Crediting of Hours. The Plan Administrator shall determine the number of creditable Hours of Service in any computation period on the basis of any records kept by the Employer that accurately reflect Hours of Service. If any payments (including back pay awards) relate to any period for which no duties are performed, the number of creditable Hours of Service shall equal the number of regularly scheduled working hours upon which the payment is based. If the payment is not calculated on the basis of units of time for which the hours may be determined, the number of creditable Hours of Service shall be equal to the amount of the payment divided by the Employee’s most recent hourly rate of compensation before the period during which no duties are performed. In no event, however, shall an Employee be credited with a greater number of Hours of Service than the number of regularly scheduled hours for the performance of services during the applicable period.

Hours of Service shall be credited to the computation period in which the services were performed, the period to which payments are made when no services are performed, or the period to which back pay awards relate, whichever is applicable. The crediting of Hours of Service for reasons other than the performance of services and the crediting of Hours of Service to computation periods shall be made in accordance with 29 C.F.R. sections 2530.200b-2(b) and (c) which are hereby incorporated by this reference.

(e)	Military Service. An Hour of Service shall be credited for each hour of the normally scheduled work hours for each day during any period the Employee is on leave of absence from the Employer or any Affiliated Company for military service with the Armed Forces of the United States, but not to exceed the period required under the law pertaining to veterans’ reemployment rights; provided that if he fails to report for work at the end of such leave during which he has employment rights, he shall not receive credit for hours on such leave.

1.20	“Income” means the net gain or loss of the Trust Fund from investments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities, other investment transactions and expenses paid from the Trust Fund.

1.21	“Leased Employee” means any person (other than an employee of the Employer) who pursuant to an agreement between the Employer and any other person (the “leasing organization”) has performed services for the Employer (or for the Employer and related persons determined in accordance with Code section 414(n)(6)) on a substantially full time basis for a period of at least one year, and such services are performed under the primary direction or control of the Employer. Contributions or benefits provided a Leased Employee by the leasing organization which are attributable to services performed for the Employer shall be treated as provided by the Employer. A Leased Employee shall not be considered an employee of the Employer if: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Code section 415(c)(3), but including amounts contributed by the Employer pursuant to a salary reduction agreement which are excludable from the employee’s gross income under section 125, section 402(a)(8), section 402(h) or section 403(b) of the Code, (2) immediate participation, and (3) full and immediate vesting; and (ii) Leased Employees do not constitute more than 20 percent of the Employer’s Non-Highly Compensated Employee workforce.

1.22	“Leave of Absence” means any absence authorized by the Human Resources Department of the Employer provided that all persons under similar circumstances must be treated alike in the granting of such Leave of Absence and provided further that the Participant returns within the period of authorized absence. An absence due to service in the Armed Forces of the United States shall be considered a Leave of Absence if the absence is caused by war or if the Employee is required to serve under the laws of conscription, provided the Employee returns to employment with the Employer within the period provided by law.

1.23	“Life Expectancy” means, for purposes of Section 5.4, the Life Expectancy as computed by use of the Single Life Table in section 1.401(a)(9)-9 of the Treasury regulations.

1.24	“Non-Highly Compensated Employee” means an employee who is not a Highly Compensated Employee.

1.25	“Normal Retirement Age” means age 65.

1.26	“Participant” means an Employee participating in the Plan in accordance with the provisions of Article II.

1.27	“Participant’s Account Balance” means, for purposes of Section 5.4, the account balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

1.28	“Plan” means the Monro Muffler Brake, Inc. Profit Sharing Plan, as set forth herein, as amended from time to time.

1.29	“Plan Administrator” means Monro Muffler Brake, Inc.

1.30	“Plan Year” means the twelve consecutive month period beginning on April 1 and ending on March 31. The Plan Year shall be the limitation year as this term is used in regulations promulgated pursuant to the Employee Retirement Income Security Act of 1974.

1.31	“Pre-Tax Savings Contributions” means contributions made by the Employer on behalf of a Participant pursuant to a salary reduction agreement under Code section 401(k) and the regulations pertaining thereto, as set forth in Section 3.1.

1.32	“Profit Sharing Contribution Account” means that part of the account maintained for a Participant to record his share of any prior Employer profit sharing contributions.

1.33	“Required Beginning Date” shall mean April 1 of the calendar year following the later of: (i) the calendar year in which the Participant attains age 70 1⁄2; or (ii) the calendar year in which the Participant retires. However if the Participant is a five-percent owner with respect to the plan year ending in the calendar year in which the Participant attains age 70 1⁄2, “Required Beginning Date” shall mean April 1 of the calendar year following the calendar year in which the Participant attains age 70 1⁄2.

1.34	“Rollover Account” means the account maintained in accordance with Section 3.5 to hold the assets of any tax-qualified retirement plan which are transferred to this Plan.

1.35	“Trust” or “Trust Fund” means the Monro Muffler Brake, Inc. Profit Sharing Trust maintained in accordance with the terms of the trust agreement, as amended from time to time, which constitutes a part of this Plan.

1.36	“Trustee” means [Investors Bank & Trust Company], or any other trustee appointed by the Board to administer the Trust.

1.37	“Valuation Date” means each business day.

1.38	“Vesting Computation Period” means the Plan Year, commencing with the Plan Year in which an Employee’s Employment Date occurs.

1.39	“Year of Service” means any Eligibility Computation Period, Vesting Computation Period or Plan Year during which an Employee completes at least 1,000 Hours of Service with the Employer or any Affiliated Company. Service with certain predecessor organizations will be recognized for eligibility and/or vesting purposes as set forth in Appendix A.

1.40	The masculine gender whenever used shall include the feminine and the singular shall include the plural, unless the context clearly indicates the contrary.

ARTICLE II

Participation and Service

2.1	Eligibility. An Employee shall be eligible to become a Participant after attaining age 21, and at the earlier of the following:

(a)	if the Employee is expected to complete a Year of Service may enter after 3 months of actual service; or

(b)	the first day of the month following the end of the first Eligibility Computation Period during which the Employee has actually completed a Year of Service.

Notwithstanding the foregoing, this Plan does not cover (1) any Leased Employee; (2) any independent contractor (or any person treated by the Employer as an independent contractor regardless of any agency or judicial determination that the individual is an employee for other purposes); (3) any contract worker hired through, or who is an employee of, an outside agency; (4) any non-resident aliens (within the meaning of Code section 7701(b)(1)(B)) who receive no earned income (within the meaning of Code section 911(d)(2)) from the Employer which constitutes income from sources within the United States (within the meaning of Code section 861(a)(3)); or (4) any Employee who is a member of a unit covered by a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining unless such bargaining agreement provides for the participation of such Employee in this Plan.

2.2	Participation. An Employee who has satisfied the eligibility requirements of Section 2.1 may become a Participant as of the first day of the month coinciding with or next following the date on which an Employee meets the eligibility requirements, provided that the Employee has completed a Pre-Tax Savings Contribution agreement in accordance with Section 3.1 and pursuant to such procedures and such rules as the Plan Administrator may have established for this purpose. Actual participation will commence as soon as administratively possible following the Employee’s return of any necessary enrollment materials. Employees who do not commence participation on this date may enter the Plan on the first day of any quarter in the Plan Year.

2.3	Participation and Service upon Reemployment. For purposes of eligibility to participate in the Plan, an Employee who has satisfied the eligibility requirements of Section 2.1, terminates employment and is subsequently reemployed by the Employer will be given credit for all pre-termination service upon return to employment.

ARTICLE III

Contributions

3.1	Employee Pre-Tax Savings Contributions. A Participant may elect to have the Employer contribute to this Plan any whole percentage, up to 30 percent, of the Compensation that would otherwise be paid to him each payroll period. No contribution can exceed the contribution limitations set forth in Article IV nor, except as permitted by the Plan Administrator as part of an arrangement to satisfy the contribution limitations set forth in Article IV, the amount of Compensation paid to the Participant for a payroll period. The Plan Administrator may impose additional restrictions on the amount of Employee Pre-Tax Savings Contributions made by Highly Compensated Employees to meet applicable nondiscrimination requirements.

Employee Pre-Tax Savings Contributions under this Plan may be made solely pursuant to a Pre-Tax Savings agreement between an individual Participant and the Employer. The agreement shall be in such form and subject to such rules as the Plan Administrator may prescribe. Under the agreement, the Participant agrees to reduce his Compensation by a specified amount and his Employer agrees to contribute this salary-reduced amount to the Plan on behalf of the Participant. The percentage of Compensation designated by the Participant as his contribution rate will continue in effect, notwithstanding any change in his Compensation, until he elects to change such percentage. A Participant may, by filing a written election form furnished by the Plan Administrator, or by telephonic or electronic processing, as the Plan Administrator shall determine, change his percentage of contributions as of the first day of any quarter. Any such change will become effective as soon as is administratively practicable following the date the election is received by the Plan Administrator, or its designee. Pre-Tax Savings Contributions may be suspended at any time, in which case such contributions can be resumed as of the first day of the next quarter following an election by the Participant in accordance with procedures established by the Plan Administrator or its designee. An agreement will not be considered terminated solely because the Participant fails to receive any Compensation during the payroll period. An Employee’s contributions will be credited to his accounts as soon as practicable, and in all events not later than the time prescribed by law for making such contributions.

3.2	Employer Matching Contributions. At the Employer’s the Employer may make a matching contribution for the Plan Year in an amount equal to a percentage of each eligible Participant’s Employee Pre-Tax Savings Contributions, including catch-up contributions under Section 3.3, contributed during the Plan Year. If a matching contribution is made, it will be allocated to the Employer Matching Contribution Accounts of those Participants who completed 1,000 Hours of Service and are employed on the last day of the Plan Year. The Employer’s contributions shall be remitted to the Trustee on a regular basis following the Plan Year to which they relate but in no event shall they be made later than the date prescribed by law for filing the Employer’s federal income tax return (including extensions) for the Employer’s taxable year coincident with or ending in the Plan Year to which the contributions relate.

Waiver of Last Day of Employment Requirement. For participants who terminate employment due to retirement (following Normal Retirement Age or Early Retirement Age), Disability or death, the last day of employment requirement and Year of Service requirement, as applicable, under subsections (a), (b) or (c) above shall be waived.

3.3	Catch-Up Contributions. All employees who are eligible to make Pre-Tax Savings Contributions under this Plan and who have attained age 50 before the close of the Plan Year shall be eligible to make catch-up contributions in accordance with, and subject to the limitations of, Code section 414(v). Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of sections Code 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Code sections 401(k)(3), 401(k)(11), 401(k)(12), 410(b), or 416, as applicable, by reason of the making of such catch-up contributions.

3.4	Form of Employer Contributions. Employer contributions shall be made in cash.

3.5	Rollover Contributions Into Plan. Notwithstanding the limitations on contributions under Sections 3.1, 3.2, and 3.3, a Participant may make rollover contributions (as defined in Code sections 402(a)(5), 403(a)(4), 403(b)(8) and 408(d)(3)) to the extent the Plan Administrator in its discretion may permit and in accordance with rules it shall establish. In general, a Participant may make a rollover contribution from a qualified plan described in section Code 401(a) or 403(a), an annuity contract described in Code section 403(b), an individual retirement account or annuity described in Code section 408(a) or 408(b) to the extent that is eligible to be rolled over and would otherwise be includible in gross income, or an eligible plan under Code section 457(b) which is maintained by state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state. Notwithstanding the foregoing, no rollover contribution shall be permitted that includes after-tax Employee contributions.

ARTICLE IV

Allocations to Participants’ Accounts

4.1	Individual Accounts. The Plan Administrator shall create and maintain individual accounts as records for disclosing the interest in the Trust of each Participant and Beneficiary. Such accounts shall record credits and charges in the manner herein described. A Participant’s account may have one or more of the following subaccounts: Employee Pre-Tax Savings Account, Employer Matching Contribution Account, a Profit Sharing Contribution Account and Rollover Account. The maintenance of individual accounts is only for accounting purposes, and a segregation of the assets of the Trust Fund to each account shall not be required. Distributions and withdrawals made from an account shall be determined as of the Valuation Date which is coincident with or next following the Plan Administrator’s receipt of a written request for a distribution or withdrawal.

4.2	Account Adjustments. The accounts of Participants and Beneficiaries shall be adjusted in accordance with the following:

(a)	Income: The Income of the Trust Fund shall be allocated to the accounts of Participants and Beneficiaries who had balances in their accounts on each Valuation Date. This allocation shall be made in the ratio that the value of each Participant’s account bears to the total value of all Participant accounts similarly invested. Each valuation shall be based on the fair market value of the assets in the Trust Fund on the preceding Valuation Date.

(b)	Contributions: Contributions shall be allocated to the accounts of the Participants on whose behalf the contributions were made as soon as administratively practicable following their being contributed.

4.3	Limitations on Contributions.

(a)

Limits on Employee Pre-Tax Savings Contributions. No Participant shall be permitted to have elective deferrals made under this Plan, or any other qualified plan maintained by the Employer during any taxable year, in excess of the dollar limitation contained in Code section 402(g) in effect for such taxable year, except to the extent permitted under Section 3.3 and Code section 414(v), if applicable. A Participant’s Employee Pre-Tax Savings Contributions to this Plan and any other plan shall not exceed $17,500 (adjusted for cost of living increases after 2013 as provided under the Code) in any taxable year of the Participant. To meet this limit no contribution to this Plan in excess of $17,500 (as adjusted) shall be accepted on behalf of any Participant during a calendar year. If a Participant participates in more than one Plan, the Participant shall notify the Plan Administrator of any excess contribution in a calendar year by March 1 of the following year. The Plan Administrator shall then cause the portion of such excess, plus the earnings thereon calculated up to the last day of the Plan Year to which the excess contribution relates, allocated to this Plan to be returned to the Participant by April 15 following the calendar year to which the excess contribution relates.

(b)	Code section 401(k) Limits. Notwithstanding any other provision of the Plan to the contrary, the Plan will apply the special nondiscrimination tests for Employee Pre-Tax Savings Contributions as provided in Code section 401(k)(3) and 1.401(k)-2 of the Treasury regulations, including any subsequent Internal Revenue Service guidance issued under Code section 401(k)(3) (the “actual deferral percentage test” or “ADP test”). For purposes of this test, the prior year testing method shall be used to determine the contribution percentages for the Non-Highly Compensated Employees.

The Actual Deferral Percentage, or ADP, for Participants who are Highly Compensated Employees for each Plan Year and the ADP for Participants who are Non-Highly Compensated Employees for the same Plan Year must satisfy one of the following tests:

(1)	The ADP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ADP for Participants who are Non-Highly Compensated Employees for the same Plan Year multiplied by 1.25; or

(2)	The ADP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ADP for Participants who are Non-Highly Compensated Employees for the same Plan Year multiplied by 2.0, provided that the ADP for Participants who are Highly Compensated Employees does not exceed the ADP for Participants who are Non-Highly Compensated Employees by more than two percentage points.

“Actual deferral percentage” (“ADP”) shall mean, for a specified group of Participants (either Highly Compensated Employees or Non-Highly Compensated Employees) for a Plan Year, the average of the ratios (calculated separately for each Participant in such group) of (1) the amount of employer contributions actually paid over to the Trust on behalf of such Participant for the Plan Year to (2) the Participant’s compensation for such Plan Year. Employer contributions on behalf of any Participant shall include: (1) any Employee Pre-Tax Savings Contributions (other than catch-up contributions under Section 3.3) made pursuant to the Participant’s deferral election (including excess Employee Pre-Tax Savings Contributions of Highly Compensated Employees), but excluding (a) excess Employee Pre-Tax Savings Contributions of Non-Highly Compensated Employees that arise solely from Employee Pre-Tax Savings Contributions made under the Plan or plans of the Employer and (b) Employee Pre-Tax Savings Contributions that are taken into account in the Actual Contribution Percentage test (provided the ADP test is satisfied both with and without exclusion of these Employee Pre-Tax Savings Contributions), and (2) at the election of the Employer, his qualified non-elective contributions, if any. For purposes of computing Actual Deferral Percentages, an employee who would be a Participant but for the failure to make Employee Pre-Tax Savings Contributions shall be treated as a Participant on whose behalf no Employee Pre-Tax Savings Contributions are made. For purposes of the ADP test, compensation means compensation as defined in Code section 414(s).

The ADP for any Participant who is a Highly Compensated Employee for the Plan Year and who is eligible to have elective deferrals allocated to his accounts under two or more arrangements described in Code section 401(k), that are maintained by the Employer, shall be determined as if such elective deferrals were made under a single arrangement. If a Highly Compensated Employee participates in two or more cash or deferred arrangements that have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

In the event that this Plan satisfies the requirements of Code sections 401(k), 401(a)(4), or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the ADP of Employees as if all such plans were a single plan. Plans may be aggregated in order to satisfy Code section 401(k) only if they have the same Plan Year and use the same ADP testing method.

Distribution of Excess Contributions. Notwithstanding any other provision of this Plan, excess contributions, plus any income and minus any loss allocable thereto, shall be distributed no later than the last day of each Plan Year to Participants to whose accounts such excess contributions were allocated for the preceding Plan Year, except to the extent such excess contributions are classified as catch-up contributions as set forth in Section 3.3. Excess contributions are allocated to the Highly Compensated Employees with the largest amounts of employer contributions taken into account in calculating the ADP test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such employer contributions and continuing in descending order until all the excess contributions have been allocated. To the extent a Highly Compensated Employee has not reached his or her catch-up contribution limit under the Plan, excess contributions allocated to such Highly Compensated Employee are catch-up contributions and will not be treated as excess contributions. If such excess amounts (other than catch-up contributions) are distributed more than 2 1/2 months after the last day of the Plan Year in which such excess amounts arose, a ten percent excise tax will be imposed on the Company with respect to such amounts.

Excess contributions shall be adjusted for any income or loss up to the last day of the Plan Year to which the excess contribution relates. The Plan may use any reasonable method for computing the income or loss allocable to excess contributions, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participant’s accounts.

The Plan Administrator shall have the responsibility for monitoring compliance with the special nondiscrimination tests under Code sections 401(k) and 401(m) and shall have the power to take any steps it deems appropriate to ensure compliance, including limiting the amount of salary reduction permitted by the Highly Compensated Employees or requiring that the contributions for the Highly Compensated Employees be delayed or held in escrow before being paid over to the Trustee until such time as the Plan Administrator determines that contributions can be made on behalf of the Highly Compensated Employees without violating the requirements of Code sections 401(k) or 401(m).

(c)	Code section 401(m) Limits. Notwithstanding any other provision of the Plan to the contrary, the Plan will apply these special nondiscrimination tests for Employer matching contributions as provided in Code section 401(m)(2) and Treasury Regulation 1.401(m)-2, including any subsequent Internal Revenue Service guidance issued under Code section 401(m)(2) (the “actual contribution percentage test” or “ACP test”). For purposes of this test, the prior year testing method shall be used to determine the contribution percentages for the Non-Highly Compensated Employees.

The Actual Contribution Percentage, or ACP, for Participants who are Highly Compensated Employees for each Plan Year and the ACP for Participants who are Non-Highly Compensated Employees for the same Plan Year must satisfy one of the following tests:

(1)	The ACP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ACP for Participants who are Non-Highly Compensated Employees for the same Plan Year multiplied by 1.25; or

(2)	The ACP for Participants who are Highly Compensated Employees for the Plan Year shall not exceed the ACP for Participants who are Non-Highly Compensated Employees for the same Plan Year multiplied by two, provided that the ACP for Participants who are Highly Compensated Employees does not exceed the ACP for Participants who are Non-Highly Compensated Employees by more than two percentage points.

“Actual Contribution Percentage” (“ACP”) shall mean, for a specified group of Participants (either Highly Compensated Employees or Non-Highly Compensated Employees) for a Plan Year, the average of the Contribution Percentages of the Eligible Participants in the group. “Contribution Percentage” shall mean the ratio (expressed as a percentage) of the Participant’s Contribution Percentage Amounts to the Participant’s compensation for the Plan Year. “Contribution Percentage Amounts” shall mean the Matching Contributions made under the Plan on behalf of the Participant for the Plan Year. Such Contribution Percentage Amounts shall not include Matching Contributions that are forfeited either to correct excess aggregate contributions or because the contributions to which they relate are excess deferrals, excess contributions, or excess aggregate contributions. The Employer also may elect to use Employee Pre-Tax Savings Contributions in the

Contribution Percentage Amounts so long as the ADP test is met before the Employee Pre-Tax Savings Contributions are used in the ACP test and continues to be met following the exclusion of those Employee Pre-Tax Savings Contributions that are used to meet the ACP test. For purposes of the ACP test, compensation means compensation as defined in Code section 414(s).

For purposes of this Section, the contribution percentage for any Participant who is a Highly Compensated Employee and who is eligible to have contribution percentage amounts allocated to his account under two or more plans described in Code section 401(a), or arrangements described in Code section 401(k) that are maintained by the Employer, shall be determined as if the total of such contribution percentage amounts was made under each plan. If a Highly Compensated Employee participates in two or more cash or deferred arrangements that have different Plan Years, all cash or deferred arrangements ending with or within the same calendar year shall be treated as a single arrangement.

In the event that this Plan satisfies the requirements of Code sections 401(m), 401(a)(4) or 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the requirements of such sections of the Code only if aggregated with this Plan, then this Section shall be applied by determining the contribution percentages of Employees as if all such plans were a single plan. Plans may be aggregated in order to satisfy Code section 401(m) only if they have the same Plan Year and use the same ACP testing method.

Distribution of Excess Aggregate Contributions. Notwithstanding any other provision of this Plan, excess aggregate contributions, plus any income and minus any loss allocable thereto, shall be forfeited, if forfeitable, or if not forfeitable, distributed, no later than the last day of each Plan Year to Participants to whose accounts such excess aggregate Contributions were allocated for the preceding Plan Year. Excess aggregate contributions are allocated to the Highly Compensated Employees with the largest contribution percentage amounts taken into account in calculating the ACP test for the year in which the excess arose, beginning with the Highly Compensated Employee with the largest amount of such contribution percentage amounts and continuing in descending order until all the excess aggregate contributions have been allocated. If such excess aggregate contributions are distributed more than 2 1/2 months after the last day of the Plan Year in which such excess amounts arose, a ten percent excise tax will be imposed on the Company with respect to those amounts. Excess aggregate contributions shall be treated as annual additions under the Plan even if distributed.

Excess aggregate contributions shall be adjusted for any income or loss up to the last day of the Plan Year to which the excess contribution relates. The Plan may use any reasonable method for computing the income or loss allocable to Excess Aggregate Contributions, provided such method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participant’s accounts.

Forfeitures of excess aggregate contributions shall be used to reduce Employer contributions.

(d)	Code section 415 Limits. Notwithstanding any provision in the Plan to the contrary, the Plan shall comply with the requirements of Code section 415, and the Plan hereby incorporates by reference the rules and limitations of Code section 415. Except to the extent permitted under Section 3.6 of the Plan and Code section 414(v), the “annual additions” that may be contributed or allocated to a Participant’s account under the Plan for any Plan Year shall not exceed the lesser of $51,000, as adjusted for increases in the cost-of-living under section Code 415(d) after 2013, or 100 percent of the Participant’s total compensation for such Plan Year.

For purposes of this Section, the term “annual additions” means the total each Plan Year of the Employer’s contributions, the Participant’s contributions and any Plan forfeitures that are allocated to a Participant’s account. The Participant’s contributions shall be determined without regard to the repayment of any loan or contributions allocated to a Rollover Account. In addition to the amounts calculated under this Plan, annual additions shall include such amounts, similarly calculated, that are contributed with respect to the Participant to any other defined contribution plan maintained by the Employer or by any Affiliated Company and Employer contributions to an individual medical account as described in Code sections 415(1) and 419A(d)(2). In determining whether a corporation is an Affiliated Company for this purpose only, the percentage control test set forth in Code section 1563(a) shall be a 50 percent test in place of the 80 percent test each place the 80 percent test appears in said Code section.

The term “compensation” for the purpose of this subsection (e) shall mean a Participant’s wages within the meaning of Code section 3401(a) (for purposes of income tax withholding at the source), plus amounts that would be included in wages but for an election under Code section 125(a), 132(f)(4), 402(e)(3), 402(h)(1)(B), 402(k), or 457(b). Compensation also includes payments made within 2 1⁄2 months after severance from employment or, if later, the end of the limitation year during which the severance occurred, if they are payments that, absent a severance from employment, would have been paid to the Employee while the Employee continued in employment with the Employer, such as overtime, commissions, bonuses, and other similar compensation. Any payments not described above are not considered compensation if paid after severance from employment, even if they are paid within 2 1⁄2 months following severance from employment or within the appropriate limitation year; except for, (i) payments to an individual who does not currently perform services for the Employer by reason of a qualified military service (within the meaning of Code section 414(u)(1)) to the extent these payments do not exceed amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service, or (ii) compensation paid to a Participant who is permanently and totally disabled, as defined by Code section 22(e)(3), provided salary continuation applies to all Participants who are permanently and totally disabled for a fixed or determinable period, or the Participant was not a Highly Compensated Employee immediately before becoming disabled. Compensation does not include amounts that exceed the Code section 401(a)(17) limit.

If the annual additions computed solely with respect to this Plan exceed the limitations of this Section, the excess annual additions shall be corrected by use of the Employee Plans Compliance Resolution System or any other correction method permitted by law.

If the annual additions exceed the limitations of this Section as a result of aggregating the additions to this Plan and other defined contribution plans of the Employer and any Affiliated Company, the Plan Administrator shall reduce the contributions to this Plan to comply with the limitations of this Section.

4.4	Notification to Participants of Benefits and Reductions. At least once each Plan Year the Plan Administrator shall notify Participants of the value of their accounts. The Plan Administrator shall also advise affected Participants of any reductions in contributions or benefits arising out of the limitations of Sections 4.3.

ARTICLE V

Benefits

5.1	Payment of Benefits Generally.

(a)	Forms of Payment. All benefits payable to a Participant or, in the event of his death, to his Beneficiary, shall be paid in the form of a lump sum payment or installment payments over a period which does not exceed the life expectancy of the Participant, or the joint life expectancy of the Participant and his Beneficiary. The Plan Administrator shall provide each Participant with a retirement application form which shall provide a description of the right of the Participant, if any, to defer receipt of a distribution and the consequences of failure to defer such receipt in accordance with Treasury guidance under Code section 411(a)(11).

(b)	Timing of Benefit Payments. Benefits payable as a result of termination of employment on account of death, Disability, or upon reaching Early or Normal Retirement Age shall normally begin as soon as practicable following termination of employment or death.

Benefits payable as a result of any other termination of employment shall normally be paid as soon as administratively feasible after termination of employment and the earlier of the following to occur:

(1)	The one-year anniversary of the Participant’s termination of employment, provided the Participant has not been employed by the Employer at any time during the intervening period; or

(2)	The Participant has attained the Plan’s Early Retirement Age (disregarding any service requirement for Early Retirement).

Notwithstanding any direction by the Participant to the contrary, all payments must be payable pursuant to a schedule whereby the entire amount in the Participant’s accounts is paid over a period that does not extend beyond the life of the Participant or over the lives of the Participant and any individual he has designated as his Beneficiary (or over the life expectancies of the Participant and his designated individual Beneficiary). In addition, the payment method selected must provide that more than 50 percent of the present value of the payments projected to be paid to the Participant and his Beneficiary will be paid to the Participant during his life expectancy.

In the event of the death of a Participant or Beneficiary while benefits are being paid under a schedule which meets the requirements of the preceding paragraph payments shall continue pursuant to a schedule which is at least as rapid as the period selected.

(c)	Missing Participants. If any person entitled to receive benefits of $100 or less cannot be located or fails to respond to Plan attempts to pay those benefits, the Plan Administrator shall have the discretion to take any reasonable actions to liquidate the account, including paying the benefits to any person or account for the benefit of the person otherwise entitled to receive them or to treat the amount due such person as a forfeiture used to reduce the Employer’s current or succeeding Plan contributions. If such missing person shall later be located, and has not received the benefit amount, the full amount previously paid or forfeited, plus reasonable interest, shall be restored by the Employer and credited to the individual’s account under the Plan.

5.2	Termination of Employment. A Participant who terminates employment shall be entitled to receive the vested portion of his accounts under the Plan in accordance with Section 5.1. For this purpose the following accounts are fully and immediately vested at all times: Employee Pre-Tax Savings Account and Rollover Account. The Employer Matching Contribution Account and Profit Sharing Contribution Account for each Participant shall be vested in accordance with the following schedule:

Participant’s Years Of Service	Percent of Account Vested	Percent of Account Forfeited

Less than 2	0%	100%
2 but fewer than 3	25%	75%
3 but fewer than 4	50%	50%
4 but fewer than 5	75%	25%
5 or more	100%	0%

If any Plan amendment changes the Plan’s vesting schedule, each Participant in the Plan as of the date the new schedule is adopted shall have his vested percentage deferred under whichever vesting schedule provides him with the greatest vesting percentage at any particular point in time.

Forfeitures that arise by virtue of applying the vesting schedule of this Section 5.2 shall first be used to restore previously forfeited amounts, secondly, to satisfy the Employer’s current or future contribution requirements and any remaining forfeitures may be used to offset qualified Plan expenses. If a Participant terminates employment prior to becoming vested, his non-vested account balance may be used immediately for any of the foregoing purposes. However, if such Participant returns to employment and again becomes eligible to participate in the Plan prior to incurring five consecutive one-year Breaks in Service, the Employer shall restore his forfeited account balance plus earnings.

If a Participant terminates employment and later returns to service, all pre-termination service shall be restored for purposes of determining the percentages of his Employer Matching Contribution Accounts that are vested.

5.3	Severance from Employment.

(a)	A Participant’s accounts may be distributed on account of the Participant’s severance from employment. However, such a distribution shall be subject to the other provisions of the Plan regarding distributions, other than provisions that require a separation from service before such amounts may be distributed.

(b)	In the event the Employer sells substantially all of the assets of the Employer or a subsidiary, as described in section 1.401(k)-1(d)(4) of the regulations, to an unrelated party and Participants who are employed by the sold assets become employed by the purchaser of the assets, the Plan may distribute the vested account balances of such Participants. Such distributions shall be made in the form of a lump sum to the affected Participants no later than the end of the second calendar year after the calendar year in which the sale occurred. Distributions upon the sale of a subsidiary shall only occur if, following the sale, the Employer continues to maintain this Plan.

5.4	Death. In the event that the termination of a Participant’s employment is caused by his death, the entire amount then in each of his accounts shall be paid to his Beneficiary after receipt by the Plan Administrator of acceptable proof of death and in accordance with this Section 5.4.

(a)	In the event of the death of a Participant before benefit payments have commenced, any death benefit shall be distributed within five years of death unless the following conditions are met:

(1)	payments are made to an individual Beneficiary designated by the Participant;

(2)	payments are made for the life of such individual Beneficiary or over a period not extending beyond his Life Expectancy; and

(3)	payments commence within one year of death.

(b)	If the Participant dies before distributions begin, the Participant’s entire interest will be distributed, or begin to be distributed, no later than as follows:

(1)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, then distributions to the surviving spouse will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died, or by December 31 of the calendar year in which the Participant would have attained age 70 1⁄2, if later.

(2)	If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, then distributions to the Designated Beneficiary will begin by December 31 of the calendar year immediately following the calendar year in which the Participant died.

(3)	If there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the Participant’s entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(4)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary and the surviving spouse dies after the Participant but before distributions to the surviving spouse begin, this Section 5.4(b), other than section 5.4(b)(1), will apply as if the surviving spouse were the Participant.

For purposes of this Section 5.4(b) and Section 5.4(c), unless section 5.4(b)(4) applies, distributions are considered to begin on the Participant’s Required Beginning Date. If Section 5.4(a)(4) applies, distributions are considered to begin on the date distributions are required to begin to the surviving spouse under Section 5.4(b)(1). If distributions under an annuity purchased from an insurance company irrevocably commence to the Participant before the Participant’s Required Beginning Date (or to the Participant’s surviving spouse before the date distributions are required to begin to the surviving spouse under Section 5.4(b)(1)), the date distributions are considered to begin is the date distributions actually commence.

Unless the Participant’s interest is distributed in the form of an annuity purchased from an insurance company or in a single sum on or before the Required Beginning Date, as of the first Distribution Calendar Year distributions will be made in accordance with Sections 5.4(c) and 5.4(d). If the Participant’s interest is distributed in the form of an annuity purchased from an insurance company, distributions thereunder will be made in accordance with the requirements of Code section 401(a)(9) and the Treasury regulations.

(c)	If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the longer of the remaining Life Expectancy of the Participant or the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as follows:

(1)	The Participant’s remaining Life Expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2)	If the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, the remaining Life Expectancy of the surviving spouse is calculated for each Distribution Calendar Year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For Distribution Calendar Years after the year of the surviving spouse’s death, the remaining Life Expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3)	If the Participant’s surviving spouse is not the Participant’s sole Designated Beneficiary, the Designated Beneficiary’s remaining Life Expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(4)	If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the Participant’s remaining Life Expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(d)	If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account Balance by the remaining Life Expectancy of the Participant’s Designated Beneficiary, determined as provided in Section 5.4(c).

If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole Designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 5.4(b)(1), this Section 5.4(d) will apply as if the surviving spouse were the Participant.

5.5	Withdrawals Prior to Termination of Employment.

(a)	Age 59 1⁄2 Withdrawals. A Participant who has reached age 59 1⁄2 but who has not yet terminated employment may withdraw 100 percent of all of his accounts under the Plan, in a lump sum. Notwithstanding the previous sentence, amounts in a Participant’s Rollover Account may be withdrawn at any time.

(b)	Hardship Withdrawals. Contributions which have been allocated to a Participant’s Employee Pre-Tax Savings Account and earnings thereon which have been credited to the Participant’s account as of March 31, 1989, and vested amounts which have been credited to the Participant’s Profit Sharing Contribution Account and Employer Matching Contribution Account may be withdrawn by the Participant prior to separation from service only with the Plan Administrator’s approval if required to relieve financial hardship under rules uniformly applicable to all Participants. For the purposes of this Section, hardship is defined as an immediate and heavy financial need of the Participant where such Participant lacks other available resources.

The following are the only financial needs considered immediate and heavy:

(1)	deductible medical expenses (within the meaning of Code section 213(d)) of the Participant, the Participant’s spouse, children, or dependents;

(2)	the purchase (excluding mortgage payments) of a principal residence for the Participant;

(3)	payment of tuition and related educational fees for the next twelve months of post-secondary education for the Participant, the Participant’s spouse, children or dependents;

(4)	the need to prevent the eviction of the Participant from, or a foreclosure on the mortgage of, the Participant’s principal residence;

(5)	payment of burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents;

(6)	payment of expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code section 165 (determined without regard to whether the loss exceeds 10% of adjusted gross income).

The following additional rules apply to hardship withdrawals:

(1)	In order to take a hardship distribution, the Participant must have obtained all distributions, other than hardship distributions, and all nontaxable loans under all plans maintained by the Employer.

(2)	The Participant’s Elective Deferrals will be suspended for six months after the receipt of the hardship distribution.

(3)	The distribution may not exceed the amount of the immediate and heavy financial need plus amounts necessary to pay federal, state or local income taxes or penalties reasonably anticipated to result from the withdrawal.

5.6	Cash Outs. Any amount in excess of $5,000 (determined without regard to amounts in the Participant’s Rollover Account) shall be paid prior to Normal Retirement Age only with the written consent of the Participant. Accounts which are valued at $5,000 or less will be paid out to the Participant in the form of a lump sum within one year of separation from service with the Employer without the consent of the Participant.

The following rules apply with respect to a Participant whose benefits become payable before Normal Retirement Age when the value of his vested benefit is $5,000 or less:

(a)	If a Participant separates from service and the value of his vested benefit is $1,000 or less, the value of the Participant’s benefit shall be paid as a lump sum distribution within one year of the separation from service and such payment may be made without the consent of the Participant.

(b)	If a Participant separates from service and the value of his vested benefit is more than $1,000 but does not exceed $5,000, and the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly, then the Plan will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator.

5.7	Loans to Participants. The Trustee shall make a loan to a Participant from the Participant’s accounts subject to such rules as the Plan Administrator may prescribe and subject to the following conditions:

(a)	A request for a loan by a Participant shall be made pursuant to rules established by the Plan Administrator. In deciding whether to approve or deny a Participant’s loan application, the Plan Administrator or its designee shall take into account the terms and conditions of this Section, and any other rules it may develop pursuant to this Section, any applicable legal requirements;

(b)	A loan cannot exceed the lesser of (1) 50 percent of the aggregate amounts in all of a Participant’s accounts; or (2) $50,000 reduced by the excess, if any, of the highest outstanding balance of loans during the one year period ending on the day before the loan is made over the outstanding balance of loans to the Participant on the date the loan is made. In determining whether the foregoing loan limits are satisfied, all loans from all plans of the Employer and of any Affiliated Company shall be aggregated;

(c)	The period of repayment for any loan shall be arrived at by mutual agreement between the Plan Administrator and the borrower, but such period shall not exceed a period of five years except in the case of a loan for the purpose of acquiring any house, apartment, condominium, or mobile home that is used or is to be used within a reasonable time as the principal residence of the Participant;

(d)	All loans must be repaid under a substantially level amortization period with payments being made at least quarterly;

(e)	Each loan shall be made against collateral being the assignment of the borrower’s entire right, title and interest in and to the Trust Fund, supported by the borrower’s collateral promissory note for the amount of the loan, including interest, payable to the order of the Trustee and/or such other collateral as the Plan Administrator may require;

(f)	Each loan shall bear interest at a rate to be fixed by the Plan Administrator. The rate shall be commensurate with the rates charged by persons in the business of lending money for loans which would be made under similar circumstances. The Plan Administrator shall not discriminate among Participants in the matter of interest rates, but loans granted at different times may bear different rates if, in the opinion of the Plan Administrator, the difference in rates is justified by a change in general economic conditions;

(g)	A loan shall be treated as a directed investment by the borrower with respect to his accounts. The interest paid on the loan shall be credited to the borrower’s accounts and he shall not share in the Income of the Plan’s assets with respect to the amounts borrowed and not yet repaid;

(h)	If any loan made hereunder to a Participant is not repaid in accordance with its terms, the loan shall be in default. The Plan Administrator shall deduct the total amount thereof, including interest thereon, from any distribution of Trust assets to which the Participant, Former Participant or Beneficiary may be entitled. If the Participant’s account is not sufficient to pay the remaining balance of any such loan, he shall be liable for any balance still due, and shall continue to make payments to the Trustee. No distribution shall be made to any Participant, Former Participant or Beneficiary unless and until all unpaid loans, including accrued interest thereon, have been liquidated or offset against the account.

5.8	Designation of Beneficiary. If a Participant is married, his Beneficiary shall be his spouse who shall be entitled to his remaining account balance upon the Participant’s death. Upon the written election of the Participant, with his spouse’s written consent, a Participant may designate another Beneficiary. This election and consent must either be notarized or be witnessed by a Plan representative and returned to the Plan Administrator. If such election has been made or if the Participant is not married, the Participant may from time to time designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his Beneficiary to whom his Plan benefits shall be paid if he dies before receipt of all such benefits. Each Beneficiary designation shall be on a form prescribed by the Plan Administrator and will be effective only when filed with the Plan Administrator during the Participant’s lifetime. Each Beneficiary designation filed with the Plan Administrator will cancel all Beneficiary designations previously filed with the Plan Administrator. The revocation of a Beneficiary designation other than the spouse, no matter how effected, shall not require the consent of any designated Beneficiary.

If any unmarried Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary predeceases the Participant or dies before complete distribution of the Participant’s benefits, the Plan Administrator, in its discretion, may direct the Trustee to distribute such Participant’s benefits (or the balance thereof) to the Participant’s estate.

5.9	QDROs. Benefits shall be payable under this plan to an alternate payee pursuant to the terms of any qualified domestic relations order. The Plan Administrator has the responsibility for determining whether a domestic relations order is qualified and whether its payment terms are consistent with the terms of the Plan. Benefits may be distributed to alternate payees at any time after an order is deemed to be qualified even if the Participant is not entitled to receive an immediate distribution at such time. If the alternate payee’s interest is $5,000 or less, the Plan Administrator shall direct the Trustee to cash out the alternate payee’s benefit immediately.

5.10	Eligible Rollover Distributions. A Participant may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an “eligible rollover distribution” paid directly to an “eligible retirement plan” specified by the Participant in a direct rollover.

For the purpose of this Section, an “eligible rollover distribution” is any distribution of all or any portion of the balance to the credit of the Participant, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or Life Expectancy) of the Participant or the joint lives (or joint life expectancies) of the Participant and the Participant’s designated Beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code section 401(a)(9); the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any hardship distribution. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax Participant contributions that are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code section 408(a) or (b), to a qualified retirement plan described in Code section 401(a) or 403(a), or to an annuity contract described in Code section 403(b) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution of which is includible in gross income and the portion of such distribution which is not so includible.

An eligible retirement plan is an individual retirement account described in Code section 408(a) or 408A, an individual retirement annuity described in Code section 408(b), an annuity plan described in Code section 403(a), or a plan described in Code section 401(a) or Code section 403(b) which accepts the Participant’s eligible rollover distribution, or Code section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, which agrees to separately account for amounts transferred into such plan from this Plan. The definition of eligible retirement plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order as defined in Code section 414(p). In the case of an eligible rollover distribution to a non-spouse Beneficiary, an eligible retirement plan is an individual retirement account or individual retirement annuity as defined in Code section 408(a) or 408(b).

For purposes of this Section 5.10, a Participant includes an Employee or former Employee. In addition, the Employee’s or former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code section 414(p), are Participants with regard to the interest of the spouse or former spouse. A direct rollover is a payment by the Plan to the eligible retirement plan specified by the Participant. Furthermore, the Employee’s nonspouse Beneficiary is a Participant with regard to the interest of the nonspouse Beneficiary.

5.11	Military Service.

(a)	Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code section 414(u).

(b)	In the case of a Participant who dies while performing qualified military service (as defined in Code section 414(u)), the survivors of the Participant are entitled to any additional benefits (other than benefit accruals relating to the period of qualified military service) provided under the Plan had the participant resumed and then terminated employment on account of death.

(c)	For purposes of receiving a distribution under the Plan pursuant to Section 5.3, a Participant who is performing service in the uniformed services as described in Code section 3401(h)(2)(A) is treated as having terminated employment; provided that if such a Participant elects to receive a distribution under these circumstances the Participant may not make Pre-Tax Savings Contributions during the 6-month period after the date of distribution.

(d)	Repayment of any loan under Section 5.7 will be suspended for a participant on military leave as permitted under Code section 414(u)(4).

5.12	Minimum Required Distributions. All distributions required under the Plan will be determined and made in accordance with the Treasury regulations under Code section 401(a)(9). Notwithstanding the other provisions of the Plan, distributions may be made under a designation made before January 1, 1984, in accordance with section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to section 242(b)(2) of TEFRA. Under Code section 401(a)(9), a Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s Required Beginning Date.

During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in section 1.401(a)(9)-9 of the Treasury regulations, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year. Required minimum distributions will be determined under this Section 5.12(b) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

ARTICLE VI

Trust Fund

6.1	Exclusive Benefit of Participants. All contributions under this Plan shall be paid to the Trustee and deposited in the Trust Fund. All assets of the Trust Fund, including investment income, shall be retained for the exclusive benefit of Participants and Beneficiaries and shall be used to pay benefits to such persons or to pay administrative expenses of the Plan and Trust Fund to the extent not paid by the Employer and shall not revert to or inure to the benefit of the Employer.

6.2	Return of Erroneous Contributions. Notwithstanding Section 6.1, upon the Plan Administrator’s request in the case of any contribution which was made by a mistake of fact or which is disallowed as a deduction under the Code, or which is made conditional on the initial qualification of the Plan under the Code, shall be returned to the Employer within one year after the payment of the contribution, the denial of the qualification or the disallowance of the deduction (to the extent disallowed), whichever is applicable. All Employer contributions to this Plan are made contingent upon their deductibility under the Code.

6.3	Investment of Participant Accounts.

(a)	Establishment of Funds. The Plan Administrator shall direct the Trustee to maintain one or more funds that the Plan Administrator in its sole discretion decides from time to time to make available as investment options under the Plan. Such investment options shall include Employer Stock.

(b)	Participant Elections. Each Participant upon his commencement of participation in the Plan shall elect, in such form and in accordance with such rules as the Plan Administrator may prescribe, how his contributions are to be invested among the available investment choices, provided that no Participant shall be permitted to invest more than 25% of his total account balance in Employer Stock. All allocations among more than one fund shall be in increments of whole percentages. Once made, a Participant’s election shall remain in effect until a new election is made. A Participant may change his investment elections as to current and future contributions as of any dates that may be specified by the Plan Administrator. If for any reason a Participant fails to make an investment election or a previous election lapses, the contributions made by or on behalf of the Participant shall be invested in a fund designated by the Plan Administrator as a default option. In addition, a Participant may, in such form and in accordance with such rules as the Plan Administrator may prescribe, change the investment (in whole percent increments) of all or a portion of the accumulated amounts then in his accounts. Such a change may be made as of any dates that may be specified by the Plan Administrator.

6.4	Monro Muffler Brake, Inc. Stock Fund

(a)	Required Investment Option. The Monro Muffler Brake, Inc. Stock Fund is required to be available to Participants as an investment choice pursuant to the terms of the Plan. No provision of the Plan is to be construed to confer discretion or authority in the Trustee or any fiduciary to remove the Monro Muffler Brake, Inc. Stock Fund as an investment choice or to limit Participants’ access to invest therein.

(b)	Investment in Employer Stock. The Monro Muffler Brake, Inc. Stock Fund shall be invested primarily in Employer Stock. The Trustee shall direct the investment of a portion of the Monro Muffler Brake, Inc. Stock Fund into cash or short-term securities to the extent necessary to maintain a level of liquidity that is reasonably expected to permit trades into and out of the fund.

ARTICLE VII

Plan Administrator and Other Fiduciaries

7.1	Named Fiduciary and Plan Administrator. The Plan Administrator shall be the Named Fiduciary and Plan Administrator as these terms are used in the Employee Retirement Income Security Act of 1974. The Plan Administrator shall be the agent for the service of legal process with respect to the Plan.

7.2	Powers and Duties of Plan Administrator. The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, except such powers as are specifically reserved to the Board or some other person. The Plan Administrator’s powers include the power to make and publish such rules and regulations as it may deem necessary to carry out the provisions of the Plan. The Plan Administrator shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan. Any such determination by the Plan Administrator shall be conclusive and binding on all persons.

The Plan Administrator shall notify the Trustee of the liquidity and other requirements of the Plan from time to time.

7.3	Power to Appoint Advisers. The Plan Administrator may appoint such actuaries, accountants, attorneys, other specialists and such other persons as it deems necessary or desirable in connection with its functions. Such persons may, but need not, be performing services for the Employer. The Plan Administrator may appoint and remove trustees, insurance companies, investment managers and investment advisors. The Plan Administrator shall be entitled to rely upon any opinions or reports which shall be furnished to it by any such appointee.

7.4	Duties of Fiduciaries. All fiduciaries under the Plan and Trust shall act solely in the interests of the Participants and their Beneficiaries and in accordance with the terms and provisions of the Plan and Trust insofar as such documents are consistent with the Employee Retirement Income Security Act of 1974, and with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims. Any person may serve in more than one fiduciary capacity with respect to the Plan and Trust.

7.5

Allocation of Responsibility. The Board, Plan Administrator and Trustee possess certain specified powers, duties, responsibilities and obligations under the Plan and Trust. It is intended under this Plan and Trust that each be responsible solely for the proper exercise of its own functions and that each shall not be responsible for any act or failure to act of another, unless otherwise responsible for a breach of its own fiduciary duty. Generally, the Board shall be responsible for amending and terminating the Plan and Trust. The Plan Administrator is responsible for administering the Plan as described herein, and for appointing and removing asset managers such as trustees, insurance companies, and investment managers. The Trustee is responsible for the management and control of the Trust Fund assets which may be under its control as specifically provided in the trust agreement. The Board or Plan Administrator may designate persons, including committees, other than named fiduciaries to carry out fiduciary responsibilities (other than trustee responsibilities as defined in section 405(c)(3) of the Employee Retirement Income Security Act of 1974) under the Plan.

7.6	Claims Review Procedure. The Plan Administrator shall maintain a procedure under which any Participant or Beneficiary may assert a claim for benefits under the Plan. Any such claim shall be submitted in writing to the Plan Administrator within such reasonable period as the rules of the Plan Administrator may provide. The Plan Administrator shall take action on the claim within 60 days following its receipt and if it is denied shall at such time give the claimant written notice which clearly sets forth the specific reason or reasons for such denial, the specific Plan provision or provisions on which the denial is based, any additional information necessary for the claimant to perfect the claim, if possible, an explanation of why such additional information is needed, and an explanation of the Plan’s claims review procedure. The review procedure shall allow a claimant at least 60 days after receipt of the written notice of denial to request a review of such denied claim, and the Plan Administrator shall make its decision based on such review within 60 days (120 days if special circumstances require more time) of its receipt of the request for review. The decision on review shall be in writing and shall clearly describe the reasons for the Plan Administrator’s decision.

7.7	Limitations on Legal Actions. A claimant may not commence a judicial proceeding against any person, including the Plan, a Plan fiduciary, the Plan Administrator, the Plan sponsor, the Trustee, or any other person or committee, with respect to a claim for benefits without first exhausting the claims procedures set forth in the preceding paragraph. No suit or legal action contesting in whole or in part any denial of benefits under this Article VII shall be commenced later than the earlier of (i) the first anniversary of (A) the date of the notice of the final decision on appeals, or (B) if the claimant fails to request any level of administrative review within the timeframe permitted under the claims review procedure, the deadline for requesting the next level of administrative review, and (ii) the last date on which such legal action could be commenced under the applicable statute of limitations under ERISA (including, for this purpose, any applicable state statute of limitations that applies under ERISA to such legal action).

ARTICLE VIII

Amendments

The Board reserves the right to make from time to time any amendment to this Plan which does not cause any part of the Trust Fund to be used for, or diverted to, any purpose other than the exclusive benefit of Participants or their Beneficiaries, provided however, that the Board may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with applicable laws. Notwithstanding the foregoing, the Board delegates to Executive Vice President – Finance, Chief Financial Officer of the Employer the authority to make any amendment that is required by applicable law or is administrative in nature, as determined by the Executive Vice President – Finance, Chief Financial Officer in his or her sole discretion.

ARTICLE IX

Successor Employer and Merger or

Consolidation of Plans

9.1	Successor Employer. In the event of the dissolution, merger, consolidation or reorganization of the Employer, provision may be made by which the Plan and Trust will be continued by the successor, and, in that event, such successor shall be substituted for the Employer under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor and the successor shall have all of the powers, duties and responsibilities of the Employer under the Plan.

9.2	Plan Assets. In the event of any merger or consolidation of the Plan with, or transfer in whole or in part of the assets or liabilities of the Trust Fund to, another trust fund held under any other plan of deferred compensation maintained or to be established for the benefit of all or some of the Participants of this Plan, the assets of the Trust Fund applicable to such Participants shall be transferred to the other trust fund only if:

(a)	each Participant would (if either this Plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before the merger, consolidation or transfer (if this Plan had then terminated);

(b)	resolutions of the Boards of Directors of the Employer under this Plan, or of any new or successor employer of the affected Participants, shall authorize such transfer of assets; and, in the case of the new or successor employer of the affected Participants, its resolutions shall include an assumption of liabilities with respect to such Participants’ inclusion in the new employer’s plan; and

(c)	such other plan and trust are qualified under Code sections 401(a) and 501(a).

ARTICLE X

Plan Termination

10.1	Right to Terminate. In accordance with the procedures set forth in this Article, the Board may terminate the Plan at any time. In the event of the dissolution, merger, consolidation or reorganization of the Employer, the Plan shall terminate and the Trust Fund shall be liquidated unless the Plan is continued by a successor to the Employer in accordance with Section 9.1.

10.2	Partial Termination. Upon termination of the Plan with respect to a group of Participants which constitutes a partial termination of the Plan, the accounts of all affected Participants shall become fully vested. The Trustee shall, in accordance with the directions of the Plan Administrator, allocate and segregate for the benefit of the Participants with respect to which the Plan is being terminated the proportionate interest of such persons in the Trust Fund. The funds so allocated and segregated shall be used by the Trustee to pay benefits in accordance with Section 10.3.

10.3	Liquidation of the Trust Fund. Upon termination of the Plan, by written notice or in actual operation, the accounts of all Participants affected thereby shall remain fully vested, and the Plan Administrator shall direct the Trustee to distribute the assets remaining in the Trust Fund, after payment of any expenses properly chargeable thereto, to Participants and Beneficiaries in proportion to their respective account balances.

10.4	Manner of Distribution. To the extent that no discrimination in value results, any distribution after termination of the Plan may be made, in whole or in part, in cash, in securities, or other assets in kind, as the Plan Administrator may determine. All non-cash distributions shall be valued at fair market value.

ARTICLE XI

Top-Heavy Provisions

11.1	Rules to Apply if Plan Top-Heavy. Notwithstanding any other relevant provision of this Plan to the contrary, the following rules will apply for any Plan Year that the Plan becomes “top-heavy” (as defined in Section 11.2):

(a)	Vesting shall remain full and nonforfeitable.

(b)	For each top-heavy Plan Year the minimum contribution allocated in the aggregate to the Employee Tax-Deferred Contribution Account and the Employer Matching Contribution Account of each non-key employee (as defined in Code section 416(i)(2)) shall be equal to or greater than the lesser of the following amounts:

(1)	three percent of such non-key employee’s compensation; or

(2)	the highest percentage of compensation allocation made by or on behalf of any key employee (as defined in Code section 416(i)(1)).

Such allocation shall be made without regard to the number of Hours of Service or the compensation level of the non-key employee for the top-heavy Plan Year. Employer matching contributions under Section 3.2 shall be taken into account for purposes of satisfying the minimum contribution requirements of Code section 416(c)(2) and the Plan. Employer matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Code section 401(m).

(c)	The maximum annual compensation of each employee that may be taken into account under the Plan shall not exceed $255,000 (as adjusted for cost of living increases after 2013, or other amount as may be permitted under the Code).

The top-heavy requirements of Code section 416 and this Article XI shall not apply in any year in which the Plan consists solely of a cash or deferred arrangement which meets the requirements of Code section 401(k)(12) and matching contributions with respect to which the requirements of Code section 401(m)(11) are met.

11.2

Top Heavy Definition. For purposes of this Section, the Plan will be considered “top-heavy” if on any given determination date (the last day of, the preceding Plan Year or, in the case of the Plan’s first year, the last day of such Plan Year) the sum of the account balances (including Employer Contribution Accounts, Employee Contribution Accounts and Rollover Accounts from related plans) for key employees is more than 60 percent of the sum of the account balances of all employees, excluding former key employees. The account balances shall include distributions made with respect to an Employee during the one-year period ending on the determination date but shall not include the account balances for any person who has not performed any services for the Employer at any time during the one-year period ending on the determination date. In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting a “five-year period” for “one-year period”. The method of determining the top-heavy ratio shall be made in accordance with Code section 416.

In making the top-heavy calculation, (a) all the Employer’s plans in which a key employee participates shall be aggregated with all other Employer plans which enable a plan in which a key employee participates to satisfy the Code’s non-discrimination requirements; and (b) all Employer plans not included in subparagraph (a), above, may be aggregated with the Employer’s plans included in subparagraph (a), above, if all of the aggregated plans would be comparable and satisfy the Code’s non-discrimination requirements.

11.3	Key Employee Definition. A key employee will be, for the purpose of this Section, any employee or former employee who at any time during the Plan Year containing the determination date is such within the meaning of Code section 416. As of the effective date, the term key employee includes the following individuals:

(a)	an officer who has annual compensation from the Employer of more than $130,000 (as adjusted for cost of living increases) ; or

(b)	a five-percent owner of the Employer; or

(c)	a one-percent owner of the Employer whose annual compensation from the Employer exceeds $150,000.

11.4	Relationship of the Normal and the Top-Heavy Vesting Schedules. If the Plan’s top-heavy status changes and this change alters the Plan’s normal vesting schedule, no Participant’s vested accrued benefit immediately prior to such change in status shall be diminished on account of the change in the vesting schedule. In addition, the vesting for each Participant in the Plan at the time of the change in status shall be determined under whichever schedule provides the greatest vested benefit at any particular point in time.

11.5	Participation in Other Plans. A non-key employee who participates in both this Plan and another top-heavy plan maintained by the Employer shall not be entitled to receive minimum benefits and/or minimum contributions under all such plans. If the other plan is a defined contribution plan, the minimum contribution required shall be satisfied if the total contributions to both plans satisfy the minimum contribution requirement. If the other plan is a defined benefit plan, the minimum shall be satisfied in the defined benefit plan by accruing a minimum benefit of two percent of compensation for each Plan Year of Service up to a maximum of ten Years of Service.

ARTICLE XII

Miscellaneous

12.1	Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Employer and any employee, or as a right of any employee to be continued in the employment of the Employer, or as a limitation on the right of the Employer to discharge any of its employees, with or without cause.

12.2	Right to Trust Assets. No Participant or Beneficiary shall have any right to, or interest in, any assets of the Trust Fund upon termination of employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Participant, or Beneficiary out of the assets of the Trust Fund. All payments of benefits provided for in this Plan shall be made solely out of the assets of the Trust Fund.

12.3	Nonalienation of Benefits. Except for loans as provided in Section 5.7, benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which arises from the Participant’s bankruptcy, prior to actually being received by the person entitled to the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder, shall be void. The Trust Fund shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder. Nothing in this Section shall preclude payment of Plan benefits pursuant to a qualified domestic relations order as defined in Code section 414(p).

12.4	Discontinuance of Employer Contributions. In the event of the permanent discontinuance of contributions to the Plan by the Employer, the accounts of all Participants shall, as of the date of such discontinuance, remain fully vested and nonforfeitable.

12.5	Governing Law. To the extent not preempted by federal law, this Plan shall be interpreted and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the Employer has caused its duly authorized officer to execute this Plan document on its behalf this 9th day of December, 2013.

MONRO MUFFLER BRAKE, INC.

/s/ Catherine D’Amico

By:	Catherine D’Amico
Its:	Executive Vice President and Chief Financial Officer

APPENDIX A

SERVICE WITH PREDECESSOR ORGANIZATION

AS OF JANUARY 1, 2013

Service with the following organizations will be recognized for eligibility and/or vesting purposes as indicated:

	Eligibility	Vesting	No Credit Given
SMK Speedy International Inc. *	☒	☐	☐

Atlantic Automotive Corp. * (Mr. Tire Stores)	☒	☐	☐

Atlantic Automotive Corp. * (Mr. Tire HQ & WH)	☒	☐	☐

Rice Tire, Inc. *	☒	☐	☐

ProCare Automotive Service Solutions LLC *	☒	☐	☐

Kimmel Automotive, Inc. *	☒	☐	☐

Frasier Tire *	☒	☐	☐

Henderson Holdings, Inc. *	☒	☐	☐

Valley Forge Tire & Auto Centers	☐	☐	☒

Craven Tire & Auto	☐	☐	☒

Broad Elm Tire	☐	☐	☒

Autotire Tire Pros *	☒	☐	☐

Midwest Tire and Auto Repair *	☒	☐	☐

Tire Warehouse Central, Inc. *	☒	☐	☐

Cheshire Tire Center, Inc. *	☒	☐	☐

Import Export Tire, Co. *	☒	☐	☐

Courthouse Tire *	☒	☐	☐

Vespia Tire Centers, Inc. *	☒	☒	☐

Kramer Tire Company *	☒	☒	☐

Colony Tire Corporation dba Colony Tire and Service Centers*	☒	☐	☐

Terry’s Tire Town*	☒	☐	☐

Tuffy Associates Corporation*	☒	☐	☐

Everybody’s Oil Corporation dba Tire Barn*	☒	☐	☐

Ken Towery’s Auto Care of Kentucky*	☒	☐	☐

Enger Tire Center*	☒	☐	☐

Tire King of Durham*	☒	☐	☐

Chelsey Co., Inc. dba Midas	☒	☐	☐

Brothers Tire, Inc.	☒	☐	☐

*	For these predecessor organizations (marked with an asterisk), an Employee’s Service with the predecessor organization will be recognized only if the Employee was participating in the predecessor organization’s 401(k) plan at the time his or her employment with such organization was terminated.